Exhibit 99.1

SCULPTOR CAPITAL APPOINTS DAVA RITCHEA AS CHIEF FINANCIAL OFFICER

NEW YORK, November 20, 2020 – Sculptor Capital Management, Inc. (NYSE: SCU) (“Sculptor” or the “Company”) has appointed Dava Ritchea as an Executive Managing Director and its Chief Financial Officer. Ms. Ritchea will join the Company in January 2021 when the Company’s current Chief Financial Officer, Thomas Sipp, retires from Sculptor.
Ms. Ritchea joins Sculptor from Assured Investment Management (“Assured”) where she served as Chief Financial Officer and Co-Chief Operating Officer. Ms. Ritchea has spent the past seven years at Assured and its predecessor, BlueMountain Capital Management, serving as Chief Financial Officer since January 2017 and in a senior business management and strategy role prior to that. Earlier in her career, Ms. Ritchea served in several finance and strategy roles with Credit Suisse and Barclays.
Ms. Ritchea received a B.S. in Business Administration from Carnegie Mellon University.
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About Sculptor Capital Management
Sculptor Capital Management, Inc. is a leading global alternative asset management firm providing investment products in a range of areas including multi-strategy, credit and real estate. With offices in New York, London, Hong Kong and Shanghai, the Company serves global clients through commingled funds, separate accounts and specialized products. Sculptor Capital’s distinct investment process seeks to generate attractive and consistent risk-adjusted returns across market cycles through a combination of fundamental bottom-up research, a high degree of flexibility, a collaborative team and integrated risk management. The Company’s capabilities span all major geographies, in strategies including fundamental equities, corporate credit, real estate debt and equity, merger arbitrage, structured credit and private investments. As of November 1, 2020, Sculptor Capital had approximately $35.6 billion in assets under management. For more information, please visit Sculptor Capital’s website (www.sculptor.com).

Investor Relations Contact	Media Relations Contact
Elise King	Jonathan Gasthalter
+1-212-719-7381	Gasthalter & Co. LP
investorrelations@sculptor.com	+1-212-257-4170
jg@gasthalter.com